Exhibit 99.1

COMPETITIVE TECHNOLOGIES ACHIEVES RECORD REVENUE AND PROFITS
FOR FIRST HALF FISCAL 2005

Fairfield, CT - (March 14, 2005) - Competitive Technologies, Inc. (AMEX: CTT) today announced record revenue and profits for the three and six months ended January 31, 2005.

Revenues for first half of fiscal 2005 nearly quadrupled to $9.2 million compared with $2.4 million for the first half of fiscal 2004. Revenues for the second quarter of fiscal 2005 increased to $6.8 million from $1.0 million in the second quarter of fiscal 2004. Revenues for the first half of fiscal 2005 include $7.0 million from royalties of the homocysteine assay technology.

CTT’s net income for first half of fiscal 2005 was $4.9 million, compared with the net income for first half of fiscal 2004 of $0.4 million, an improvement of $4.5 million. The net income of $4.0 million for second quarter of fiscal 2005 compares to a net income of $0.1 million in second quarter of fiscal 2004. CTT continues to benefit from its historic accumulated tax loss carryforwards.

“We continue to report strong profitable revenue growth,” said John B. Nano, CTT’s President and CEO. “Revenues are up substantially for the quarter and the six months versus last year. These revenues include major increases in royalties collected for homocysteine assays and one-time up-front license payments. Our aggressive licensing program for the patented homocysteine assay will further strengthen our recurring revenue, we believe, as we proceed through fiscal 2005. Driven by strong profits, our $11.0 million working capital confirms our financial strength, and our shareholders’ interest is now at $11.3 million versus $1.7 million at the end of January 2004.”

“Our plan is to continue to leverage near-term opportunities while executing our longer-term strategies for sustained growth and increased shareholder value. We expect full year fiscal 2005 financial results will vary quarter to quarter and to be even stronger than the exciting and profitable results we achieved in fiscal 2004. Our objective is double-digit growth in revenue and net income for fiscal 2005 ending July 31, 2005. We expect to build a strong, recurring revenue stream, successfully capitalizing on the technology and business expertise of our commercialization team, and believe we are well positioned in a global licensing market that demands the dynamic technologies that are in our portfolio," continued Mr. Nano. "We are expanding our portfolio of quality, innovative technologies including the recently announced RFID tracking technology, the homocysteine assay, MPEG-4 video compression and decoding technology, where we recently incorporated a second patent into the license pool, a sexual dysfunction therapeutic, encryption technology, a sunless tanning technology, a nanotechnology bone biomaterial, an anticancer compound and the Therapik® medical device. We expect to successfully implement our business plan for building year by year profitable recurring revenue and shareholder value."

About Competitive Technologies, Inc.
Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, electronic, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT’s website: http://www.competitivetech.net

Statements about our future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. These statements involve risks and uncertainties inherent in our business, including those set forth in Item 7 under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K filed with the SEC on October 29, 2004, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:	Johnnie D. Johnson, Strategic IR, Inc.	E-mail: jdjohnson@strategic-ir.com
	Tel. (212) 754-6565; Fax (212) 754-4333	E-mail: ctt@competitivetech.net

COMPETITIVE TECHNOLOGIES, INC.

FIRST HALF FISCAL 2005

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
(dollars in thousands, except per share amounts) (unaudited)

	Second Quarter ended January 31,		Six Months Ended January 31,
	2005	2004	2005	2004

Revenue	$6,783	$1,038	$9,214	$2,401

Operating expenses	2,776	974	4,218	1,991

Provision for income tax	50		71

Net income	$3,957	$64	$4,925	$410

Net income per share:
Basic	$0.60	$0.01	$0.76	$0.07

Assuming dilution	$0.54	$0.01	$0.70	$0.07
Weighted average number of common shares outstanding:
Basic (000)	6,633	6,208	6,517	6,204
Assuming Dilution (000)	7,353	6,399	7,027	6,300

	At January 31, 2005	At July 31, 2004
Other Financial Data
Cash and cash equivalents	$14,136	$4,310
Total assets	$17,339	$6,681

Total liabilities	$6,043	$1,742

Shareholders’ equity	$11,296	$4,939